Exhibit 10.4

BRISTOW GROUP INC.

FY 2012 ANNUAL INCENTIVE COMPENSATION PLAN

Plan Provisions

June 8, 2011

PURPOSE

To provide certain designated officers and employees the opportunity to share in the performance of the company by achieving specific financial and safety goals and key individual objectives.

Participants will be required to uphold and certify their performance of the Company’s legal and ethical standards as described in the Code of Business Integrity and the policies that support the Code; and shall use the Company’s statement of Core Values and the Leadership Charter as guidelines for the conduct of business and working relationships.

ELIGIBILITY

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Certain designated officers, employees of the Company, and participating affiliates may be eligible to participate in the plan. Participants are recommended to and approved by the CEO and in the case of Executive Officers approved by the Compensation Committee. In order to be eligible an employee must be actively employed in a bonus eligible position for a minimum of three months.

•	Employees who are designated for participation in the plan and employed after the commencement of the Plan year will be eligible to participate in the plan on a pro-rata basis for such plan year.

KEY PERFORMANCE INDICATORS (KPI’S) AND WEIGHTS

•	KPI’s are selected and weighted to give emphasis to performance for which participants have the most direct control. KPI’s may vary among participants and may change from year to year.

•	The Compensation Committee has approved the KPI’s and weights.

•	All participants will be assigned safety measures at the consolidated corporate level. Achievement of the safety measure is subject to the fatality qualifier described below.

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For participants at the Business Unit level the Financial component will be based 75% on improvement in corporate Bristow Value Added (BVA) and 25% on improvement in the BVA of the business unit. For Corporate participants the Financial component will be based 100% on improvement in corporate BVA.

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Each participant will have a discretionary “individual performance” component, and will be evaluated based on specific individual objectives (scorecard) and an overall performance evaluation of their contribution to the organization as well as the performance of the Country, Business Unit and/or Division in which they are employed.

•	The performance measures and their weightings for Fiscal Year 2012 will be BVA (50%), BSI (10%), CAA (15%) and Individual Performance (25%).

•	Each participant will receive an individual Incentive Award Determination Worksheet that contains his or her specific incentive award opportunity, KPI’s, and performance goals.

•	Attachment I summarizes the KPI’s for the FY12 Incentive Plan.

PARTICIPATION LEVELS

Executive Officers will be assigned a specific target participation level set as a percentage of actual annual base salary. Other participants will be assigned a specific target level set as a percentage of actual annual base salary established by management based on salary grade. The target levels for fiscal year are as follows:

Executive Officers
Position	Target
CEO	100%
Sr. VP	55%
VP	40%

Other Management
Salary Grade	Target
10	45%
9	40%
8	35%
7	30%
6	25%
5	20%
3-4	15%
1-2	10%

KPI DEFINITIONS

The following definitions will determine the calculation of each KPI.

Bristow Safety Index (BSI) – Bristow Group consolidated total recordable incidents for the fiscal year, meaning the total number of recordable safety incidents per 200,000 man hours with incidents weighted as follows: Lost Work Cases – 1, Recordable Work Cases – 0.6 and Medical Treatment Case – 0.4.

Safety CAA – Bristow Group Consolidated Air Accidents for the fiscal year meaning the number of Air Accidents as defined by the International Civil Aviation Organizations (ICAO) Annex 13 in compliance with the NTSB and CAA definitions.

Fatality – If during the fiscal year, there is a fatality in administrative, ground or air operations to an employee, passenger, bystander or anyone involved in operations at hand, the award for the safety performance component will be zero for all participants in the Country where the fatality took place, then in a direct line up through the organization to include participants in the related Business Unit headquarters, Division headquarters and Corporate headquarters.

Bristow Value Added (BVA) – Bristow Value Added (“BVA”) is a financial performance measure customized for Bristow Group to measure Gross Cash Flow (after tax operating cash flow) less a charge for the capital employed.

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Gross Cash Flow is Total Revenue, Less Total Operating Expense (excluding depreciation and amortization) Plus Rent Expense for the period less Taxes, plus (minus) an adjustment for the proportional consolidation of any large strategic equity investment’s gross cash flow (e.g. Lider).

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Gross Operating Assets is a measure of the gross tangible assets deployed into the business to generate Bristow’s Gross Cash Flow. Gross Operating Assets include Net Working Capital (Excluding Cash), Gross Property, Plant and Equipment (including the fleet), Other Non-Current Tangible Assets, Capitalized Operating Leases and an adjustment for the gain or losses on the sale of aircraft. Gross Operating Assets will also be adjusted for the proportional consolidation of any large strategic equity investment’s gross operating assets.

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The Annual Required Return is fixed at 10.5% (2.625% per quarter). The Capital Charge is calculated quarterly based on the ending balance and the full year’s Capital Charge is the sum of the four quarters. The Capital Charge is defined as Gross Operating Assets x the Required Return.

Individual Performance – Individual performance may relate specifically to the individual and/or pre-established Country, Business Unit or Departmental objective goals approved by the applicable member of the Senior Management Team. Each individual participant should be evaluated on individual objectives that have been defined at the beginning of the plan year and an overall performance evaluation of the individual’s contributions during the year. The total amount to all participants for the discretionary component is set as a multiple of the “expected” level ranging from 0 to 200% recommended by Senior Management and approved by the Compensation Committee.

PERFORMANCE GOALS

•	For each safety performance measure, goals for the Minimum, Expected, and Maximum levels of performance are set forth in Attachment I.

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The BVA Expected Level for fiscal year 2012 is the actual BVA achieved in fiscal year 2011. Achieving this level of performance at both Corporate and the Business Units would imply a BVA Multiple of 1.0 times bonus target.

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If BVA improvement is above or below zero, the BVA Multiplier will be above or below 1.0 times bonus target. Each business will be assigned a Bonus Sensitivity Factor each year set at 1% of gross operating assets at the prior year end (BUs will be 3% of gross operating assets at the prior year end). This determines the slope of the curve. If BVA declines by the Bonus Sensitivity Factor, the BVA Multiple will drop to 0.0 times bonus target. If BVA increases by the Bonus Sensitivity Factor, the BVA Multiple will rise to 2.0 times bonus target. The payoff schedule is a straight line between and around these points.

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The Compensation Committee reserves the right to adjust performance goals (up or down) for significant acquisitions, divestitures or events that were not contemplated when the performance goals were initially set.

DETERMINING THE ANNUAL INCENTIVE AWARD

•	Once the FY 2012 plan year has been completed, the safety and financial performance of the corporation will be determined.

•	The actual incentive award earned by each participant will be the sum of the incentive award earned for each KPI including Individual Performance.

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The BVA bonus multiple is capped at 3.0 times bonus target and has a floor of 0.0 times bonus target. In a year where the bonus multiple is above the cap or below the floor, it is expected that the benchmark for measuring the following year change in BVA is the BVA that would have resulted in exactly reaching the cap or floor.

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Incentive Awards will be paid as soon as practical after the end of the plan year and completion and certification of the outside audit of financial results. Awards to US taxpayers will be made no later than 75 days after the end of the fiscal year. All other awards will be included as soon as administratively feasible, but no later than the end of the month following approval by the Committee.

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An individual will not receive his/her incentive award until they have signed a certification of performance under the Code of Business Integrity. The Company may recover the incentive award if it is found that the certification was signed with the knowledge of, or participation in, a prohibited act.

ADMINISTRATION OF PLAN

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The Compensation Committee approves the plan, with day-to-day responsibility for administration delegated to management. The Committee will interpret the plan and make appropriate adjustments as necessary. All interpretations made by the Committee are final.

•	The Compensation Committee will certify the performance results of the company and the total incentive awards paid at the end of the plan year.

•	The incentive awards for the year will be accrued and charged as an expense, before determining the financial performance under the plan.

•	Except as provided below, participants whose employment is terminated for any reason prior to payment will not be eligible to receive an award.

•	Participants whose employment is terminated without cause, or for reason of death, disability or normal retirement may be eligible for a pro-rated award in the discretion of management.

•	The Committee, in its sole discretion, may make special incentive awards to any individual in order to recognize special performance or contributions.

•	This plan is adopted pursuant to the Bristow Group Inc. 2007 Long Term Incentive Plan and will be administered by the Compensation Committee in accordance with the provisions thereof.

BRISTOW GROUP INC.

FY 2012 ANNUAL INCENTIVE COMPENSATION PLAN

ATTACHMENT I

PERFORMANCE MEASURES

The following performance levels are established for Safety KPI’s for fiscal year 2012:

KPI	Entry	Expected	Maximum
BSI	.29	.20	.14
Payout multiple	.4x	1x	2x
CAA	2 accidents	1 accident	0 accidents
Payout multiple	.4x	1x	2x